                              ML GLOBAL HORIZONS L.P.
                              (A DELAWARE LIMITED PARTNERSHIP)

                              Financial Statements for the years ended
                              December 31, 2002, 2001 and 2000
                              And Independent Auditors' Report




[MERRILL LYNCH LOGO]

ML GLOBAL HORIZONS L.P.
(A DELAWARE LIMITED PARTNERSHIP)

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                                          PAGE
                                                                                          ----
INDEPENDENT AUDITORS' REPORT                                                                 1

FINANCIAL STATEMENTS:

  Statements of Financial Condition as of December 31, 2002 and 2001                         2

  Statements of Income for the years ended December 31, 2002, 2001 and 2000                  3

  Statements of Changes in Partners' Capital for the years ended December 31, 2002, 2001
  and 2000                                                                                   4

  Financial Data Highlights for the year ended December 31, 2002                             5

  Notes to Financial Statements                                                            6-10

INDEPENDENT AUDITORS' REPORT




To the Partners of
 ML Global Horizons L.P.:

We have audited the accompanying statements of financial condition of ML Global Horizons L.P. (the "Partnership") as of December 31, 2002 and 2001, and the related statements of income and of changes in partners' capital for each of the three years in the period ended December 31, 2002, and the financial data highlights for the year ended December 31, 2002. These financial statements and financial data highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial data highlights present fairly, in all material respects, the financial position of ML Global Horizons L.P. as of December 31, 2002 and 2001, and the results of its operations and changes in its partners' capital and financial data highlights for each of the periods presented in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP



New York, New York
March 3, 2003

ML GLOBAL HORIZONS L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2002 AND 2001
--------------------------------------------------------------------------------

                                                                 2002                  2001
                                                          ------------------    ------------------
ASSETS

Equity in commodity futures trading accounts:
    Cash and option premiums                              $       44,673,219    $       51,806,183
    Net unrealized profit on open contracts (Note 2)               3,895,913             1,523,577
Accrued interest (Note 3)                                             48,938                79,104
                                                          ------------------    ------------------

                TOTAL                                     $       48,618,070    $       53,408,864
                                                          ==================    ==================


LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
    Brokerage commissions payable (Note 3)                $          293,733    $          322,724
    Profit Shares payable (Note 4)                                   469,765               595,428
    Administrative fees payable (Note 3)                              10,129                11,128
    Redemptions payable                                              837,586               706,124
    Incentive Override payable (Note 3)                               64,580                     -
                                                          ------------------    ------------------

            Total liabilities                                      1,675,793             1,635,404
                                                          ------------------    ------------------

PARTNERS' CAPITAL:
    General Partner (2,519 Units and 3,025 Units)                    499,969               562,414
    Limited Partners (233,990 Units and 275,443 Units)            46,442,308            51,211,046
                                                          ------------------    ------------------

            Total partners' capital                               46,942,277            51,773,460
                                                          ------------------    ------------------

                TOTAL                                     $       48,618,070    $       53,408,864
                                                          ==================    ==================

NET ASSET VALUE PER UNIT
   (Based on 236,509 and 278,468 Units outstanding)       $           198.48    $           185.92
                                                          ==================    ==================

See notes to financial statements.

ML GLOBAL HORIZONS L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
--------------------------------------------------------------------------------

                                                              2002                  2001                   2000
                                                       ------------------    ------------------     ------------------
REVENUES

Trading profit (loss):
    Realized                                           $        3,063,425    $        9,573,592     $        1,325,278
    Change in unrealized                                        2,373,002            (3,522,456)             4,703,837
    Settlement proceeds (Note 6)                                1,346,689                     -                      -
                                                       ------------------    ------------------     ------------------

        Total trading results                                   6,783,116             6,051,136              6,029,115

    Interest income (Note 3)                                      801,151             1,987,808              3,939,708
                                                       ------------------    ------------------     ------------------

        Total revenues                                          7,584,267             8,038,944              9,968,823
                                                       ------------------    ------------------     ------------------

EXPENSES

Brokerage commissions (Note 3)                                  3,571,969             4,136,863              4,862,392
Profit Shares (Note 4)                                            746,510             1,511,234                837,948
Administrative fees (Note 3)                                      123,171               142,650                167,669
Incentive Override (Note 3)                                        68,966                10,771                      -
                                                       ------------------    ------------------     ------------------

        Total expenses                                          4,510,616             5,801,518              5,868,009
                                                       ------------------    ------------------     ------------------

NET INCOME                                             $        3,073,651    $        2,237,426     $        4,100,814
                                                       ==================    ==================     ==================

NET INCOME PER UNIT:

    Weighted average number of General Partner
     and Limited Partner Units outstanding (Note 5)               261,947               303,192                401,672
                                                       ==================    ==================     ==================

     Net income per weighted average General
       Partner and Limited Partner Unit                $            11.73    $             7.38     $            10.21
                                                       ==================    ==================     ==================

See notes to financial statements.

ML GLOBAL HORIZONS L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
--------------------------------------------------------------------------------

                                                    GENERAL                 LIMITED
                              UNITS                 PARTNER                PARTNERS                TOTAL
                       ------------------     ------------------     ------------------     ------------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1999               475,187     $        1,481,537     $       77,655,640     $       79,137,177

Net income                              -                 58,080              4,042,734              4,100,814

Redemptions                      (138,609)              (873,020)           (22,084,171)           (22,957,191)
                       ------------------     ------------------     ------------------     ------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2000               336,578                666,597             59,614,203             60,280,800

Net income                              -                 34,583              2,202,843              2,237,426

Redemptions                       (58,110)              (138,766)           (10,606,000)           (10,744,766)
                       ------------------     ------------------     ------------------     ------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2001               278,468                562,414             51,211,046             51,773,460

Net income                              -                 37,151              3,036,500              3,073,651

Redemptions                       (41,959)               (99,596)            (7,805,238)            (7,904,834)
                       ------------------     ------------------     ------------------     ------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2002               236,509     $          499,969     $       46,442,308     $       46,942,277
                       ==================     ==================     ==================     ==================

See notes to financial statements.

ML GLOBAL HORIZONS L.P.
(A DELAWARE LIMITED PARTNERSHIP)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2002
--------------------------------------------------------------------------------
The following per Unit data and ratios have been derived from information provided in the financial statements.

Increase (Decrease) in Net Asset Value

PER UNIT OPERATING PERFORMANCE:

Net asset value, beginning of year             $           185.92

Realized trading profit (loss)                              11.99
Change in unrealized                                         9.60
Settlement proceeds                                          5.24
Interest income                                              3.05
Expenses                                                   (17.32)
                                               ------------------

Net asset value, end of year                   $           198.48
                                               ==================

Total investment return, compounded monthly                  6.75%
                                               ==================

RATIOS TO AVERAGE NET ASSETS:

Expenses                                                     9.31%
                                               ==================

Net income                                                   6.35%
                                               ==================

See notes to financial statements.

     ML GLOBAL HORIZONS L.P.
     (A DELAWARE LIMITED PARTNERSHIP)

     NOTES TO FINANCIAL STATEMENTS
     ---------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     ML Global Horizons L.P. (the "Partnership") was organized as an open-end fund under the Delaware Revised Uniform Limited Partnership Act on May 11, 1993 and commenced trading activities on January 4, 1994. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. When available for investment, the Partnership issues units of limited partnership interest ("Units") at Net Asset Value as of the beginning of each month. MLIM Alternative Strategies LLC ("MLIM AS LLC"), a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP ("MLIM"), which, in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch") is the general partner of the Partnership. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is the Partnership's commodity broker. MLIM AS LLC has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. MLIM AS LLC and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

     MLIM AS LLC selects independent advisors (the "Advisors") to manage the Partnership's assets, and allocates and reallocates the Partnership's assets among existing, replacement and additional Advisors.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Commodity futures, options on futures and forward contract transactions are recorded on trade date and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Income.

     FOREIGN CURRENCY TRANSACTIONS

     The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

     OPERATING EXPENSES AND SELLING COMMISSIONS

     MLIM AS LLC pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership, including the costs, if any, of the ongoing offering of the Units. MLIM AS LLC receives an administrative fee as well as a portion of the brokerage commissions paid to MLPF&S by the Partnership (see Note 3).

     No selling commissions have been or are paid directly by Limited Partners. All selling commissions are paid by MLIM AS LLC.

     INCOME TAXES

     No provision for income taxes has been made in these financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

     DISTRIBUTIONS

     The Limited Partners are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions have been declared for the years ended December 31, 2002, 2001 or 2000.

     REDEMPTIONS

     A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

     DISSOLUTION OF THE PARTNERSHIP

     The Partnership will terminate on December 31, 2023 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.   CONDENSED SCHEDULE OF INVESTMENTS

     The Partnership's investments, defined as Net unrealized profit on open contracts on the Statements of Financial Condition, as of December 31, 2002, and 2001, are as follows:

          2002
          ----
                                           LONG POSITIONS                         SHORT POSITIONS
                                           --------------                         ---------------        NET UNREALIZED
        COMMODITY        NUMBER      UNREALIZED    PERCENT OF     NUMBER      UNREALIZED    PERCENT OF  PROFIT (LOSS) ON  PERCENT OF
     INDUSTRY SECTOR  OF CONTRACTS  PROFIT (LOSS)  NET ASSETS  OF CONTRACTS  PROFIT (LOSS)  NET ASSETS   OPEN POSITIONS   NET ASSETS
     ---------------  ------------  -------------  ----------  ------------  -------------  ----------  ----------------  ----------
     Agriculture             1,004   $    72,809       0.15%          (634)   $   388,158      0.83%       $   460,967       0.98%
     Currencies          1,863,134     3,311,664       7.05%    (3,212,537)    (2,080,553)    -4.43%         1,231,111       2.62%
     Energy                    265         2,066       0.00%           -              -        0.00%             2,066       0.00%
     Interest rates          2,128     2,227,973       4.75%          (239)      (142,744)    -0.30%         2,085,229       4.45%
     Metals                    492        39,949       0.09%          (293)        24,404      0.05%            64,353       0.14%
     Stock indices               9       (14,759)     -0.03%          (117)        66,946      0.14%            52,187       0.11%
                                     -----------                              -----------                  -----------

     Total                           $ 5,639,702      12.01%                  $(1,743,789)    -3.71%       $ 3,895,913       8.30%
                                     ===========                              ===========                  ===========

          2001
          ----
                             LONG POSITIONS             SHORT POSITIONS
                             --------------             ---------------      NET UNREALIZED
        COMMODITY       UNREALIZED   PERCENT OF    UNREALIZED   PERCENT OF  PROFIT (LOSS) ON  PERCENT OF
     INDUSTRY SECTOR  PROFIT (LOSS)  NET ASSETS  PROFIT (LOSS)  NET ASSETS   OPEN POSITIONS   NET ASSETS
     ---------------  -------------  ----------  -------------  ----------  ----------------  ----------
     Agriculture       $  (29,911)     -0.06%     $   366,620      0.71%      $   336,709        0.65%
     Currencies           (28,719)     -0.06%       1,917,351      3.70%        1,888,632        3.65%
     Energy                   360       0.00%         (90,680)    -0.18%          (90,320)      -0.17%
     Interest rates      (112,359)     -0.22%          12,063      0.02%         (100,296)      -0.19%
     Metals              (210,495)     -0.41%        (317,354)    -0.61%         (527,849)      -1.02%
     Stock indices         19,763       0.04%          (3,062)    -0.01%           16,701        0.03%
                       -----------                ------------                ------------

     Total             $ (361,361)     -0.70%     $ 1,884,938      3.64%      $ 1,523,577        2.94%
                       ===========                ============                ============

     No individual contract comprised greater than 5% of the Partnership's net assets.

3.   RELATED PARTY TRANSACTIONS

     The Partnership's U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such assets.

     Merrill Lynch charges the Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar denominated positions.

     The Partnership pays brokerage commissions to MLPF&S at a flat rate of .604 of 1% (a 7.25% annual rate) and the Partnership pays MLIM AS LLC a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Partnership's month-end assets. Month-end assets are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares, Incentive Overrides or other fees or charges.

     MLIM AS LLC estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 2002, 2001 and 2000 was approximately $73, $88 and $128, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

     MLPF&S pays the Advisors annual Consulting Fees ranging up to 2.00% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions accrued with respect to such assets.

     The Partnership paid to MLIM AS LLC an Incentive Override equal to 10% of the Net New Gain, as defined, as of December 31, 2002 and will do so as of each subsequent December 31 in respect of any Net New Gain then outstanding. Such payments are also made to MLIM AS LLC from the redemption value of Units redeemed as of the end of interim months during a year, to the extent of any Net New Gain attributable to such Units when redeemed. For the years ended December 31, 2002 and 2001, an Incentive Override of $68,966 and $10,771 was accrued, respectively. No Incentive Override was accrued for the year ended December 31, 2000.

     The methods by which Incentive Overrides are calculated may result in certain disproportionate allocations of such fees and possible equity dilution among Partners that purchased Units at different times.

4.   ADVISORY AGREEMENTS

     The Partnership and the Advisors have each entered into Advisory Agreements. These Advisory Agreements generally renew one year after they are entered into, subject to certain renewal rights exercisable by the Partnership. The Advisors determine the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Partnership accounts, subject to certain trading policies and to certain rights reserved by MLIM AS LLC.

     Profit Shares, generally ranging from 20% to 23% of any New Trading Profit, as defined, recognized by each Advisor considered individually, irrespective of the overall performance of the Partnership, as of either the end of each calendar quarter or year and upon the net reallocation of assets away from an Advisor, are paid by the Partnership to each Advisor. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

5.   WEIGHTED AVERAGE UNITS

     The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average number of Units outstanding for the years ended December 31, 2002, 2001 and 2000 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

6.   COPPER SETTLEMENT

     The Partnership, as a member of a class of plaintiffs, received a settlement payment in August relating to certain copper trades made by a number of investors, including the Partnership, during a period in the mid-1990s. Members of the class were those who purchased or sold Comex copper futures or options contracts between June 24, 1993 and June 15, 1996. The effect of the settlement payment was included in the Partnership's performance in August.

7.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     The nature of this Partnership has certain risks, which cannot be presented on the financial statements. The following summarizes some of those risks.

     MARKET RISK

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit (loss) on such derivative instruments as reflected in the Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

     MLIM AS LLC has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors, calculating the Net Asset Value of the Partnership as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIM AS LLC does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, MLIM AS LLC may urge the Advisors to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that the Advisors have begun to deviate from past practice or trading policies or to be trading erratically, MLIM AS LLC's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by the Advisors themselves.

     CREDIT RISK

     The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

     The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included in the Statements of Financial Condition. The Partnership attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

     The Partnership, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in the Statements of Financial Condition under Equity in commodity futures trading accounts.

8.   SUBSEQUENT EVENT

     As of February 28, 2003, the general partner interest and the management authority of the Partnership was assigned from MLIM AS LLC to Merrill Lynch Investment Managers, LLC, a wholly-owned subsidiary of MLIM, as part of an internal Merrill Lynch reorganization. This change did not affect the personnel involved in the management of the Partnership. The change will have no impact on the Partnership's investors.




                            * * * * * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.



                               Michael L. Pungello
                             Chief Financial Officer
                         MLIM Alternative Strategies LLC
                               General Partner of
                             ML Global Horizons L.P.